Investor Contact: Media Contact: John Sweeney, CFA Michele Polinsky Vice President, Investor Relations Vice President, Global Communications +1-484-790-0373 +1-610-594-3054 John.Sweeney@westpharma.com Michele.Polinsky@westpharma.com West Welcomes Robert McMahon as Incoming Chief Financial Officer Exton, PA, July 21, 2025 — West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced the appointment of Robert McMahon as the company’s new Chief Financial Officer (CFO), effective August 4, 2025. Mr. McMahon will succeed Bernard Birkett, CFO, who announced his intention to retire earlier this year. Mr. Birkett will assume the role of Senior Advisor to the CEO through the end of the year to ensure a seamless transition. “Bob is an accomplished CFO and business executive within the healthcare industry who has guided several companies through dynamic environments and meaningful financial transformation during his impressive 34-year career. He brings a proven track record of delivering strong financial results, implementing effective financial and operational strategies, and demonstrating inspirational leadership,” said Eric M. Green, President, Chief Executive Officer and Chair of the Board. “I’m pleased to welcome Bob to the West team and am confident that his expertise will be instrumental in helping steer our company forward and generating long-term shareholder value.” Mr. McMahon has been Chief Financial Officer of Agilent Technologies Inc. since 2018. In this role, he is responsible for finance, audit, treasury, tax, investor relations, IT and procurement. Prior to Agilent, Mr. McMahon was the CFO at Hologic, Inc. and spent 20 years with Johnson & Johnson, in executive financial roles of increasing responsibility. He has also served as an Independent Director at OraSure Technologies, Inc. since 2023. “I’m excited by the opportunity to join such a well-positioned company with a talented team dedicated to improving patient health,” said Mr. McMahon. “With a history of innovation spanning more than a century, I look forward to working alongside Eric and the leadership team to play a meaningful role in charting the next chapter of West’s growth story for all stakeholders.” About West West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With over 10,000 team members across 50 sites including 25 manufacturing facilities worldwide, West helps support our customers by delivering over 41 billion components and devices each year. Headquartered in Exton, Pennsylvania, West in its fiscal year 2024 generated $2.89 billion in net sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit www.westpharma.com.

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